EXHIBIT 99.1





                                                    Contact:  Kim Mortyn
                                                              (415) 375-1522


                         EMCON COMPLETES ACQUISITION OF
                        ORGANIC WASTE TECHNOLOGIES, INC.

          SAN MATEO, California, March 1, 1996 -- EMCON (NASDAQ:MCON) announced today it has completed the acquisition of Organic Waste Technologies, Inc.
(OWT), a privately held landfill gas technology and services company headquartered in Cleveland, Ohio.

          Principals of EMCON and OWT both commented they are extremely pleased to have completed this acquisition since the synergies between the two companies significantly strengthen each firm's service areas. EMCON's engineering design capabilities and OWT's installation, operations and maintenance services complement each other, and both companies' customers should benefit as a result. Gene Herson (EMCON's President and CEO) emphasized this is the first step towards the goal of creating the "best in class" integrated environmental management services company.

          EMCON's acquisition is non-dilutive to existing shareholders and will be accounted for as a purchase. Under the terms of the agreement, EMCON acquires all of the capital stock of OWT in exchange for $14 million in cash.

          EMCON is a nationally recognized consulting firm providing services in environmental engineering, waste management, air and water quality management, occupational health and safety, and construction. Established in 197l, EMCON offers its environmental services from over 40 offices nationwide to private and public sector clients in the United States and abroad.

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